Exhibit 3.1

Effective July 9, 2008

RESTATED
ARTICLES OF INCORPORATION
OF
DYNEX CAPITAL, INC.

I.           NAME

The name of the corporation is DYNEX CAPITAL, INC. (the “Corporation”).

II.           PURPOSE

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

III.           CAPITAL STOCK

Common Stock

The number of shares of Common Stock that the Corporation shall have the authority to issue shall be 100,000,000 shares of Common Stock with the par value of $.01 each.  Effective at the close of business on the effective date of this amendment (the “Effective Time”), the filing of this amendment shall effect a reverse stock split (the “Reverse Stock Split”) pursuant to which each four (4) issued and outstanding shares of Common Stock of the Corporation, par value of $.01 per share, shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock of the Corporation, par value of $.01 per share.  Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall be combined.

No fractional shares or scrip for fractional shares shall be issued by reason of this Reverse Stock Split.  In cases in which the Reverse Stock Split shall result in any shareholder holding a fractional share, the Corporation shall issue one share for each fractional share of Common Stock equal to or greater than one-half and no shares for each fractional share of Common Stock less than one-half.

After the Effective Time, each holder of record of shares of Common Stock shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock held by such holder immediately prior to the Effective Time at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of shares of Common Stock of which such record owner is entitled after giving effect to the Reserve Stock Split.  The Reverse Stock Split will be deemed to occur at the Effective Time, regardless of when the certificates are surrendered.

No holder of shares of any class of the Common Stock of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

Preferred Stock

The number of shares of Preferred Stock that the Corporation shall have authority to issue shall be 50,000,000 shares of Preferred Stock with the par value of $0.01 each.  The Preferred Stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issue of shares of a particular series, and in such resolution or resolutions providing for the issue of shares of such series, the Board of Directors is expressly authorized to fix:

The annual or other periodic dividend rate for such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, and the extent of participation rights, if any;

The redemption price or prices, if any for such series and other terms and conditions on which such series may be retired and redeemed;

The obligation, if any, of the Corporation to purchase and retire or redeem shares of such series as a sinking fund or otherwise, and the terms and conditions of any such redemption;

The option or obligation of holders of one or more series of preferred stock to participate in a dividend reinvestment program;

The designation and maximum number of shares of such series issuable;

The right to vote, if any, with holders of shares of any other class or series and any right to vote as a separate voting group, either generally or as a condition to specified corporate action;

The amount payable upon shares in event of involuntary liquidation;

The amount payable upon shares in event of voluntary liquidation;

The rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation and the terms and conditions of any such conversion; and

Such other rights as may be specified by the Board of Directors and not prohibited by law.

All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series.  In case dividends on all shares of Preferred Stock for any quarterly dividend period are not paid in full, all such shares shall participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

IIID.           SERIES D PREFERRED

Section 1.              Number of Shares and Designation.

(a)           This  series of Preferred Stock shall be designated as Series D 9.50% Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) and up to five million seven hundred thirteen thousand four hundred thirty (5,713,430) shall be the number of shares of such Preferred Stock constituting this series.

(b)           Upon the effectiveness of this Article IIID:

(i)             Each share of the Corporation’s Series A Preferred Stock shall be deemed to have been converted into 2.784 shares of Series D Preferred  Stock and 0.6373 shares of Common Stock.  Each holder of Series A Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

(ii)           Each share of the Corporation’s Series B Preferred Stock shall be deemed to have been converted into 2.842 shares of Series D Preferred Stock and 0.6506 shares of Common Stock.  Each holder of Series B Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

(iii)             Each share of the Corporation’s Series C Preferred Stock shall be deemed to have been converted into 3.480 shares of Series D Preferred Stock and 0.7967 shares of Common Stock.  Each holder of Series C Preferred Stock shall also receive a cash payment equal to any fractional shares of Series D Preferred Stock and Common Stock that it would otherwise be entitled to receive on a basis that values each share of Series D Preferred Stock at $10.00 and each share of Common Stock at $5.6484.

Section 2.              Definitions.  For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

“Act” shall mean the Securities Act of 1933, as amended.

“Affiliate” of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall have the meaning set forth in paragraph (b) of Section 5 hereof.

“Common Stock” shall mean the common stock, $.01 par value per share, of the Corporation or such shares of the Corporation’s capital stock into which such Common Stock shall be reclassified.

“Conversion Ratio” shall mean the conversion ratio per share of Common Stock for which each share of Series D Preferred Stock is convertible, as such Conversion Ratio may be adjusted pursuant to Section 7.  The initial Conversion Ratio shall be one share of Common Stock for each share of Series D Preferred Stock.

“Current Market Price” of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the last day of January, April, July and October, in each year, commencing on July 31, 2004 with respect to the period commencing on April 7, 2004 and ending June 30, 2004; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on April 7, 2004 and end on and include June 30, 2004).

“Fair Market Value” shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation.  The term “ex date,” when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Issue Date” shall mean April 7, 2004 or the earlier date of issue of the Series D Preferred Stock.

“Issue Price” shall mean the amount of $10.00.

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Series D Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” shall mean any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

“Press Release” shall have the meaning set forth in paragraph (a)(i) of Section 5 hereof.

“Series A Preferred  Stock” shall mean the Series A Cumulative Convertible Preferred Stock formerly authorized by Article IIIA of these Articles of Incorporation.

“Series B Preferred Stock” shall mean the Series B Cumulative Convertible Preferred Stock formerly authorized by Article IIIB of these Articles of Incorporation.

“Series C Preferred Stock” shall mean the Series C Cumulative Convertible Preferred Stock formerly authorized by Article IIIC of these Articles of Incorporation.

“Series D Preferred  Stock” shall have the meaning set forth in Section 1 hereof.

“Set apart for  payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” as to any securities, shall mean any day on which such securities are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, on NASDAQ or, if such securities are not quoted on NASDAQ, in the securities market in which such securities are traded.

“Transaction” shall have the meaning set forth in paragraph (e) of Section 7 hereof.

“Transfer Agent” means Wachovia Bank Shareholder Services or such other transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Series D Preferred Stock.

Section 3.              Dividends.

(a)           The holders of Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Series D Preferred Stock equal to the greater of (i) the base dividend of $0.2375 per quarter (the “Base Rate”) or (ii) the aggregate quarterly dividends declared on the shares of the Common Stock (or portion thereof) into which each share of the Series D Preferred Stock is convertible.  The initial Dividend Period shall commence on the Issue Date and end on June 30, 2004.  The dividends payable with respect to the portion of the initial Dividend Period commencing on the Issue Date and ending on June 30, 2004 shall be prorated from the Issue Date and determined by reference to the Base Rate.  The amount referred to in clause (ii) of this paragraph (a) with respect to each Dividend Period shall be determined by multiplying each share of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Series D Preferred Stock would be convertible at the close of business on the record date for the payment of dividends on the Series D Preferred Stock (based on the Conversion Ratio then in effect) by the quarterly cash dividend payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such

Dividend Period or, if different, with respect to the most recent quarterly period for which dividends with respect to the Common Stock have been declared.  Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date.  Each such dividend shall be payable in arrears to the holders of record of the Series D Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date which shall be not more than sixty (60) days prior to the applicable Dividend Payment Date and shall be fixed by the Board of Directors to coincide with the record date for the regular quarterly dividends, if any, payable with respect to the Common Stock; provided, however, that the record dates for the Dividend Period ending December 31, may be separated so that the record date for the Common Stock dividend is December 31 and the record date for the Series D Preferred Stock dividend is January 1 and vice versa.  Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date, shall precede by not more than forty-five (45) days the payment date thereof, as may be fixed by the Board of Directors.

(b)           The amount of dividends payable per share of Series D Preferred Stock for the portion at the initial Dividend Period commencing on the Issue Date and ending and including June 30, 2004, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year.  Holders of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series D Preferred Stock.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

(c)           So long as any of the shares of Series D Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or  contemporaneously is set apart for such payment on the Series D Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date.

(d)           So long as any of the shares of Series D Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than by a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Series D Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Series D Preferred Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Series D Preferred Stock.

Section 4.              Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive an amount in cash per share of Series D Preferred Stock (“Liquidation Preference”) equal to the Issue Price, plus an amount in cash equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  Until the holders of the Series D Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock if all amounts payable thereon were paid in full.  For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)           Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series D Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

Section 5.              Redemption at the Option of the Corporation.

(a)           Shares of Series D Preferred Stock will be redeemable by the Corporation, in whole or in part, at the option of the Corporation as set forth herein, subject to the provisions described below:

(i)           Provided that for twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days, including the last Trading Day of such period, the closing price of the Common Stock on the NYSE equals or exceeds $10.00, shares of Series D Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation by issuing and delivering to each holder for each share of Series D Preferred Stock to be redeemed one share of authorized but previously unissued Common Stock, subject to adjustment of the Conversion Ratio as provided in Section 7 plus accumulated, accrued and unpaid dividends (as provided below), which are to be paid in cash through the end of the prior Dividend Period; however, no dividend will be payable for the Dividend Period in which such a redemption occurs if such redemption occurs before the record date for the dividend on the Common Stock, in which event, the dividend will be payable through the redemption date, provided, however, if no dividend on the Common Stock has been declared for such period, a dividend shall be paid on the redeemed Series D Preferred Stock in cash and on a pro rata basis for the period in which such redemption occurs).  In order to exercise its redemption option pursuant to this paragraph (a)(i), the Corporation must issue a press release announcing the redemption (the “Press Release”) prior to the opening of business on the second Trading Day after the condition upon which this  redemption is based has been satisfied.  The Press Release shall announce the redemption and set forth the number of shares of Series D Preferred Stock that the Corporation intends to redeem; or

(ii)           Shares of Series D Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation out of funds legally available therefore for cash at the Issue Price per share, plus any accumulated, accrued and unpaid dividends (as provided in Section 5(b) below), plus the pro-rated dividend accrued from the beginning of the current Dividend Period to the date of redemption determined by reference solely to the Base Rate.

(b)           Shares of Series D Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the “Call Date”).  The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than thirty (30) days nor more than 60 days after (i) the date on which the Corporation issues the Press Release, if such redemption is pursuant to paragraph (a)(i) of this Section 5, or (ii) the date notice of redemption is sent by the Corporation, if such redemption is pursuant to paragraph (a)(ii) of this Section 5.  In the event of a redemption pursuant to Section 5(a)(i) or 5(a)(ii), if the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then (i) in the event of a redemption pursuant to Section 5(a)(i) each holder of Series D Preferred Stock at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date and (ii) in the event of a redemption pursuant to Section 5(a)(ii), each holder of Series D Preferred Stock at the close of business on such dividend payment record date shall be entitled to the portion of the dividend accrued from the beginning of the Dividend Period in which the redemption occurs and ending on the Call Date notwithstanding the redemption of such shares prior to such Dividend Payment Date.  Except as provided above, the Corporation shall make no payment or allowance for accumulated or accrued dividends on shares of Series D Preferred Stock called for redemption or on the shares of Common Stock issued upon such redemption.

If the dividend payment record date for the Series D Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Series D Preferred Stock whose shares are redeemed for Common Stock does not receive dividends on both the shares of Series D Preferred Stock and the Common Stock for which such shares are redeemed for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no redemption after the earlier of such record dates will be accepted until after the latter of such record dates.

(c)           If full cumulative dividends on all outstanding shares of Series D Preferred Stock of the Corporation have not been paid or declared and set apart for payment, no shares of Series D Preferred Stock may be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Series D Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series D Preferred Stock.

(d)           If the Corporation shall redeem shares of Series D Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed and, if such redemption is pursuant to paragraph (a)(i) of this Section 5, such notice shall be given not more than ten (10) Business Days after the date on which the Corporation issues the Press Release; if the Corporation shall redeem shares of Series D Preferred Stock pursuant to paragraph (a)(ii) of this Section 5, notice of such redemption shall be given not less than thirty (30) nor more than sixty (60) days prior to the Call Date.  Such notice shall be provided by first class mail, postage prepaid, at such holder’s address as the same appears on the stock records of the Corporation, or by publication in The Wall Street Journal or The New York Times or if neither such newspaper is then being published, any other daily newspaper of national circulation not less than thirty (30) nor more than sixty (60) days prior to the Call Date.  If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of the shares of Series D Preferred Stock to be redeemed.  Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice.  Each such mailed or published notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) whether redemption will be for shares of Common Stock pursuant to paragraph (a)(i) of this Section 5 or for cash pursuant to paragraph (a)(ii) of this Section 5, and, if redemption will be for Common Stock, the number of shares of Common Stock to be issued with respect to each share of Series D Preferred Stock to be redeemed; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing shares of Common Stock and (5) the then-current Conversion Ratio.  Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to issue and make available the number of shares of Common Stock and/or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Series D Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Series D Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Series D Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series D Preferred Stock of the Corporation shall cease (except the rights to receive the shares of Common Stock and/or cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).  The Corporation’s obligation to provide shares of Common Stock and/or cash in accordance with the preceding sentence shall be deemed fulfilled if on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of, a bank or trust company that has a capital and surplus of at least $50,000,000, such number or shares of Common Stock and such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such shares of Common Stock and/or cash be applied to the redemption of the shares of Series D Preferred Stock so called for redemption.  In the case of any redemption pursuant to paragraph (a)(i) of this Section 5, at the close of business on the Call Date, each holder of shares of Series D Preferred Stock to be redeemed (unless the Corporation defaults in the delivery of the shares of Common Stock or cash payable on such Call Date) shall be deemed to be the record holder of the number of shares of Common Stock into which such shares of Series D Preferred Stock are to be converted at redemption, regardless of whether such holder has surrendered the certificates representing the shares of Series D Preferred Stock to be so redeemed.  No interest shall accrue for the benefit of the holders of shares of Series D Preferred Stock to be redeemed on any cash so set aside by the Corporation.  Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of shares of Series D Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such certificates shall be exchanged for certificates representing shares of Common Stock and/or any cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.  If fewer than all the outstanding shares of Series D Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series D Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Series D Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable.  If fewer than all the shares of Series D Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

(e)             In the case of any redemption pursuant to paragraph (a)(i) of this Section 5, no fractional shares of Common Stock or scrip representing fractions of shares of Common Stock shall be issued upon redemption of the shares of Series D Preferred Stock.  Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon redemption of shares of Series D Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the Call Date.  If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

(f)           In the case of any redemption pursuant to paragraph (a)(i) of this Section 5, the Corporation covenants that any shares of Common Stock issued upon redemption of shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable.  The Corporation shall use its best efforts to list, subject to official notice of issuance, the shares of Common Stock required to be delivered upon any such redemption of shares of Series D Preferred Stock, prior to such redemption, on a national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of such delivery.

The Corporation shall take any action necessary to ensure that any shares of Common Stock issued upon the redemption of Series D Preferred Stock are freely transferable and not subject to any resale restrictions under the Act or any applicable state securities or blue sky laws (other than any shares of Common Stock issued upon redemption of any Series D Preferred Stock which are held by an “affiliate” (as defined in Rule 144 under the Act) of the Corporation).

Section 6.             Stock To Be Retired.  All shares of Series D Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.  The Corporation may also retire any unissued shares of Series D Preferred Stock, and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

Section 7.             Conversion into Common Stock.  Holders of shares of Series D Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

(a)           Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series D Preferred Stock shall have the right, at such holder’s option at any time to convert such shares, in whole or in part, into one share, subject to adjustment as provided in this Section 7, of fully paid and non-assessable, authorized but previously unissued Common Stock per each share of Series D Preferred Stock by surrendering such shares to be converted, such surrender made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares of Series D Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of shares of Common Stock and/or cash payable upon such redemption under Section 5 hereof.

(b)           In order to exercise the conversion right, the holder of each share of Series D Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Series D Preferred Stock.  Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series D Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

Holders of shares of Series D Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date.  Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder’s written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.  If the dividend payment record date for the Series D Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Series D Preferred Stock whose shares are converted into Common Stock does not receive dividends on both the shares of Series D Preferred Stock arid the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

(c)           No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock.  Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Series D Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion.  If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

(d)           The Conversion Ratio shall be adjusted from time to time as follows:

(i)           If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series D Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.  An adjustment made pursuant to this paragraph (d)(i) of this Section 7 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)           If the Corporation shall issue after the Issue Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (d)(ii) of this Section 7) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the opening of business on the day following the date fixed for such determination by a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock would purchase at such Fair Market Value, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants.  Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below).  In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(iii)           No adjustment in the Conversion Ratio shall be required unless such adjustment would require a cumulative increase or decrease of at least 1%, in such ratio, provided, however, that any adjustments that by reason of this paragraph (d)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made: and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this paragraph (d)(iii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock.  Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Ratio for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan.  All calculations under this Section 7 shall be made to the nearest one-tenth of a share (with .05 of a share being rounded upward).  Anything in this paragraph (d) of this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Ratio, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

(e)           If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the shares of Common Stock outstanding, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock, but excluding any transaction as to which paragraph (d)(i) of this Section 7 applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Series D Preferred Stock was convertible immediately prior to such Transaction.  The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Stock that will contain provisions enabling the holders of the Series D Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction.  The provisions of this paragraph (e) shall similarly apply to successive Transactions.

(f)           If,

(i)           the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than cash dividends and cash distributions); or

(ii)           the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

(iii)           there shall be any reclassification of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or an issuer or self tender offer by the Corporation for all or a substantial portion of its outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

(iv)           there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Series D Preferred Stock at such holder’s address as shown on the stock records of the Corporation, as promptly as possible, but at least fifteen (15) day prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).  Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

          (g)           Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Ratio to each holder of shares of Series D Preferred Stock at such holder’s last address as shown on the stock records of the Corporation.

(h)           In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

(i)           There shall be no adjustment of the Conversion Ratio in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

(j)           If the Corporation shall take any action affecting the Common Stock other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Series D Preferred Stock, the Conversion Ratio for the Series D Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion may determine to be equitable under the circumstances.

(k)           The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Series D Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock not theretofore converted into Common Stock.  For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable.

The Corporation shall use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the shares of Series D Preferred Stock, prior to such delivery, on a national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of such delivery.

The Corporation shall take any action necessary to ensure that any shares of Common Stock issued upon conversion of shares of Series D Preferred Stock are freely transferable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock which are held by an “affiliate” (as defined in Rule 144 under the Act).

(l)           The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Series D Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8.              Conversion into Senior Notes.

(a)           If at any time the Corporation:

(i)           falls in arrears in the payment of dividends on the Series D Preferred Stock in an aggregate amount equal to the full accrued dividends for two quarterly Dividend Periods; or

(ii)           fails to maintain consolidated shareholders’ equity determined in accordance with generally accepted accounting principles of at least 200% of the aggregate Issue Price of the then outstanding Series D Preferred Stock, then the Series D Preferred Stock will automatically convert into 9.50% Senior Notes (the “Conversion Notes”), which will be in substantially the following form:

[Date]                                           ,
DYNEX CAPITAL, INC.

9.50% Senior Note

DYNEX CAPITAL, INC., a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia (the “Company”), for value received hereby promises to pay to the order of _____________________ (the “Noteholder”) the principal sum of __________________________ Dollars ($ ______________) with interest thereon at the rate of 9.50% per annum, payable as follows:

a.           Interest in quarterly installments payable only on the last day of the months of _______ , _______ , _______ , and _______ commencing from the date of issuance of this Note (the “Issue Date”); and

b.           Principal in arrears, together with associated interest, commencing the third year after the Issue Date over eight quarterly periods payable on the last day of the months of _______ _______ _______ , and _______; provided, however, that such quarterly payments will not begin until after the Company tenders its last payment on the Company’s 9.50% Senior Notes due 2007.

The principal and interest payable on this Note will be paid to the person in whose name this Note is registered at the close of business on the record date, which shall be ________ _______ _______ , and _______ (whether or not a business day).  Interest shall be paid by cheek mailed to the Noteholder at the registered address of such person unless other arrangements are made by the Noteholder with the Company.

Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months.

The Company will have the right to prepay or redeem this Note in part or in its entirety, including all accrued interest due hereon, at its option, anytime prior to maturity without penalty.

The Company covenants that, until it satisfies its obligations pursuant to the terms of this Note, it will not (i) repurchase outstanding capital stock of the Company or (ii) make distributions to shareholders of the Company other than such distributions necessary to maintain the Company’s status as a real estate investment trust pursuant to the Internal Revenue Code of 1986, as amended.

Any of the following shall constitute an “Event of Default” hereunder: (i) the failure to pay any sum due hereunder within ten (10) days after a notice of default is delivered to Company by Noteholder following the date such sum is due, (ii) Company’s admission in writing that it is unable to pay its debts as they become due, (iii) any assignment by the Company for the benefit of its creditors, or (iv) Company’s filing or having filed against it a petition in bankruptcy.  Upon the occurrence of an Event of Default, interest shall begin to accrue at a rate of ___% per annum from the date of said occurrence until this Note is paid in full.  Upon the occurrence of an Event of Default, the outstanding principal balance hereof and all interest accrued thereon shall become due and payable immediately at the election of Noteholder, without notice.  Failure to exercise this option upon any such Event of Default shall not constitute or be construed as a waiver of the right to exercise such option subsequently.

This Note has been executed and delivered in the Commonwealth of Virginia, and shall be construed and governed by the laws of the Commonwealth of Virginia.

The provisions of this Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the Noteholder.

(b)           The Conversion Notes shall be subordinate only to the Corporation’s 9.50% Senior Notes due April 2007 (the “2007 Senior Notes”).  The principal payments under the Conversion Notes will not begin until after the Corporation tenders its last payment on the 2007 Senior Notes.

(c)           If the Series D Preferred Stock converts into Conversion Notes, then the aggregate amount of accrued and unpaid dividends payable to holders of the Series D Preferred Stock, including pro-rata dividends, will be added to the principal balance of the Conversion Notes.

(d)           The Conversion Notes shall be issued pursuant to an indenture substantially similar to the indenture that governs the Corporation’s 9.50% Senior Notes due 2007 and that complies with the requirements of the Trust Indenture Act of 1939.

Section 9.              Ranking.  The Series D Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Corporation.  The Corporation is not permitted to issue any stock ranking senior to the Series D Preferred Stock as to the payment of dividends or amounts upon liquidation, without the approval of the holders of two-thirds (2/3) of the Series D Preferred Stock.

Section 10.            Voting.

(a)           The holders of the Series D Preferred Stock voting as a single class, will have the right to elect two representatives to the Board of Directors of the Corporation so long as there remains outstanding greater than or equal to 50% of the number of shares of Series D Preferred Stock issued in accordance with Section 1(b).  If the amount of Series D Preferred Stock at any time outstanding is less than 50% of the number of shares of Series D Preferred Stock issued in accordance with Section 1(b), then the holders of the Series D Preferred Stock will have the right to elect one representative to the Board of Directors of the Corporation.  In this event, unless one of the two directors delivers notice of his resignation to the Corporation within ten days after receiving notice of the change in the right of the holders of the Series D Preferred Stock to elect representatives to the Board of Directors, the term of the board representative of the holders of the Series D Preferred Stock who received the fewest number of votes in the most recent election of directors shall terminate effective as of the date on which the amount of Series D Preferred Stock outstanding ceased to be greater than or equal to 50% of the number of shares of the Series D Preferred Stock issued in accordance with Section 1(b).  If no Series D Preferred Stock remains outstanding, the holders of the Series D Preferred Stock shall no longer have the right to elect any representatives to the Board of Directors of the Corporation, and the term of the board representatives of the holders of the Series D Preferred Stock shall terminate effective as of the date on which the Series D Preferred Stock ceased to be outstanding.  However, if the reason that the Series D Preferred Stock ceased to be outstanding is the conversion of the Series D Preferred Stock pursuant to Section 8, then any representatives to the Board of Directors of the Corporation elected by the holders of the Series D Preferred Stock will continue in office until the next succeeding meeting of the shareholders of the Corporation.

(b)           So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, as amended, and subject to Section 11 below, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series D Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)           Any amendment, alteration or repeal of any of the provisions of this amendment to the Articles of Incorporation, the Articles of Incorporation or the Bylaws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Stock; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class ranking on a parity with the Series D Preferred Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Stock; or

(ii)           The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior or senior to the Series D Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends; provided, however, that no such vote of the holders of Series D Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Series D Preferred Stock at the time outstanding.

For purposes of the foregoing provisions of this Section 10, each share of Series D Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Series D Preferred Stock as a single class on any matters then the Series D Preferred Stock and such other series shall have with respect to such matters one (1) vote per $10.00 of stated liquidation preference.  Except as otherwise required by applicable law or as set forth herein, the Series D Preferred Stock shall not have any relative participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 11.              Restriction on Payments.  The Corporation will not make any payments for (a) repurchases, tender offers, and other retirements of Common Stock of the Corporation or (b) dividends on Common Stock in excess of the amount of payment required to maintain the status of the Corporation as a real estate investment trust unless, after taking into account such payment, consolidated shareholders equity of the Corporation, as determined in accordance with generally accepted accounting principles, exceeds 300% of the aggregate Issue Price of the then outstanding Series D Preferred Stock unless approved by the holders of at least 75% of the Series D Preferred Stock.

Section 12.               Record Holders.  The Corporation and the Transfer Agent may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

IV. [Intentionally omitted.]

V.           INDEMNIFICATION
(1)           In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees and disbursements.

“liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(2)           In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages in excess of $0.00 with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal lay or any federal or state securities law.

(3)           The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director, or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law.  A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.  The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

(4)           The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption.  No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal.  The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

(5)           The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (2) or (3) of this Article.

(6)           Any indemnification under section (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section (3).

The determination shall be made:

(a)           By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b)           If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

(c)           By special legal counsel:

(i)           Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

(ii)           If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors in which selection Directors who are parties may participate; or

(d)           By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section (6) to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant.  If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

(7)           (a)           The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section (3) if the applicant furnishes the Corporation:
(i)           a written statement of his good faith belief that he has met the standard of conduct described in section (3); and

(ii)           a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b)           The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)           Authorizations of payments under this section shall be made by the persons specified In Section (6).

(8)           The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section (2) or (3) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partner ship, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (3).  The provisions of sections (4) through (7) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (8).

(9)           The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising front his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

(10)           Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.  The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article.  Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

(11)           Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

VI.           EXCESS SHARES

(1)           Affidavits of Transferees.  Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of the Corporation, the Board of Directors may require to be filed with the Corporation a statement or affidavit from each proposed transferee of shares of capital stock of the Corporation setting forth the number of such shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose.  Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.

(2)           Affidavits of Shareholders.  Prior to any transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of the “Limit” as defined in Section (4) of this Article, and in any event upon demand of the Board of Directors, such shareholder shall file with the Corporation an affidavit setting forth the number of shares of capital stock of the Corporation (a) owned directly and (b) owned indirectly (for purposes of this

Section (2), shares of capital stock not owned directly shall be deemed to be owned indirectly by a person if that person would be the beneficial owner of such shares for purposes of Rule 13d-3, or any successor rule thereto, promulgated under the Securities Exchange Act of 1934, as amended or any successor statute thereto (the “Exchange Act”), and/or would be considered to own such shares by reason of the attribution rules in Section 544 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) or the regulation issued thereunder), by the person filing the affidavit.  The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by shareholders under Treasury Regulation § 1.857-9 issued under the Code or similar provisions of any successor regulation, and in reports to be filed under Section 13(d), or any successor rule thereto, of the Exchange Act.  The affidavit, or an amendment thereto, shall be filed with the Corporation within ten (10) days after demand therefor and at least fifteen (15) days prior to any transfer or transaction which, if consummated, would cause the filing person to hold a number of shares of capital stock of the Corporation in excess of the a “Limit” as defined in Section (4) of this Article.  The Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares of capital stock of the Corporation purportedly transferred other than in compliance with the provisions of this Section (2).

(3)           Void Transfers.  Any acquisition of shares of capital stock of the corporation that could or would result in the disqualification of the Corporation as a real estate investment trust under the Code shall be void ab initio to the fullest extent permitted under applicable Law and the intended transferee of those shares shall be deemed never to have had an interest therein.  If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring those shares and to hold those shares on behalf of the Corporation.

(4)           Excess Shares.  Notwithstanding any other provision hereof to the contrary and subject to the provisions of Section (5) of this Article, no person or persons acting as a group shall at any time directly or indirectly own in the aggregate more than 9.8% of the outstanding shares of capital stock of the Corporation (the “Limit”).  Shares which but for this Article would be owned by a person or persons acting as a group and would, at any time, be in excess of the Limit shall be deemed “Excess Shares.”  For the purpose of determining ownership of Excess Shares, “ownership” of shares shall be deemed to include shares constructively owned by a person under the provisions of Section 544 of the Code and also shall include shares beneficially owned under the provisions of Rule 13d-3 or any successor rule, under the Exchange Act.  For purposes of determining persons acting as a group, “group” shall have the same meaning as such term has for purposes of Section 13(d)(3), or any successor rule, of the Exchange Act.  All shares of capital stock of the Corporation which any person or persons acting as a group have the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into those shares, if any, shall be considered outstanding for purposes of determining the applicable Limit if such inclusion will cause such person or persons acting as a group to own more than the Limit.  The Board of Directors shall have the right, but shall not be required, to refuse to transfer shares of capital stock on the books of the Corporation if, as a result of the proposed transfer, for any person or persons acting as a group would hold or be deemed to hold Excess Shares.

(5)           Exemptions.  The Limit set forth in Section (4) of this Article shall not apply to the acquisition of shares of capital stock of the Corporation by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of capital stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring those shares will timely distribute those shares to or among others so that, following such distribution, none of those shares will be deemed to be Excess Shares.  The Board of Directors in its discretion may exempt from the Limit and from the filing requirements of Section (2) of this Article ownership or transfers of certain designated shares of capital stock of the Corporation while owned by or transferred to a person who has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a real estate investment trust under the Code and the regulations issued under the Code would not be jeopardized thereby.

(6)           Redemption of Excess Shares.  At the discretion of the Board of Directors, all Excess Shares may be redeemed by the Corporation.  Written notice of redemption shall be provided to the holder of the Excess Share not less than one week prior to the redemption date (the “Redemption Date”) determined by the Board of Directors and included in the notice of redemption.  The redemption price to be paid for Excess Shares will be equal to (a) the closing price of those shares on the principal national securities exchange on which the shares are listed or admitted to trading on the last business day prior to the Redemption Date, or (b) if the shares are not so listed or admitted to trading, the closing bid price on the last business day prior to the Redemption Date as reported on the NASD System, if quoted thereon, or (c) if the redemption price is not determinable in accordance with either clause (a) or (b) of this sentence, the net asset value of the shares determined in good faith by the Board of Directors and in accordance with the Virginia Stock Corporation Act (the “Net Asset Value”).  The redemption price for any shares of capital stock of the Corporation so redeemed shall be paid on the Redemption Date.  From and after the Redemption Date, the holder of any shares of capital stock of the Corporation called for redemption shall cease to be entitled to any distributions and other benefits with respect to those shares, except the right to payment of the redemption price fixed as aforesaid.

(7)           Application of Article.  Nothing contained in this Article or in an other provision hereof shall limit the authority of the Board Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect this Corporation and the interests of it shareholders by maintaining the Corporation’s eligibility to be, and preserving the Corporation’s status as a qualified real estate investment trust under the Code, provided, however, that nothing in this Article VI or elsewhere in these Articles shall preclude settlement of any transaction entered into or through the facilities of New York Stock Exchange or any other exchange on which the Corporation’s common shares may be listed from time to time.

(8)           Definition of “Person”.  For purposes of this Article only, the term “person” shall include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, consortia, companies, trusts, banks, trust companies, land trusts, common law trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.

(9)           Severability.  If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.

VII.           ACQUISITION OF SHARES BY CERTAIN TAX-EXEMPT ORGANIZATIONS

(1)           Affidavits of Shareholders and Transferees.  Whenever it is deemed by the Board of Directors to be prudent in avoiding (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more real estate mortgage investment conduits (“REMICs”) in which the Corporation has acquired or plans to acquire an interest) or (b) the endangerment of the tax status of one or more REMICs in which the Corporation has acquired or plans to acquire an interest, the Board of Directors may require to be filed with the Corporation a statement or affidavit from any holder or proposed transferee of capital stock of the Corporation stating whether the holder or proposed transferee is (i) the United States, any state or political subdivision thereof, any possession of the United States, any agency or instrumentality of the foregoing, or any other organization that is exempt from federal income taxation (including taxation under the unrelated business taxable income provisions of the Code) (a “Tax-Exempt Organization”) or (ii) a partnership, trust, real estate investment trust, regulated investment company, or other pass-through entity in which a Tax-Exempt Organization holds or is permitted to hold a direct or indirect beneficial interest (a “Pass-Through Entity”).  Any contract for the sale or other transfer of shares of capital stock of the Corporation shall be subject to this provision.  Furthermore, the Board of Directors shall have the right, but shall not be required, to refuse to transfer any shares of capital stock of the Corporation purportedly transferred, if either (a) a statement or affidavit requested pursuant to this Section (1) has not been received, or (b) the proposed transferee is a Tax-Exempt Organization or Pass-Through Entity.

(2)           Void Transfers.  Any acquisition of shares of capital stock of the Corporation that could or would (a) result in the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs in which the Corporation has acquired or plans to acquire an interest) or (b) endanger the tax status of one or more REMICs in which the Corporation has acquired or plans to acquire an interest shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee of the subject shares shall be deemed never to have had an interest therein.  If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of those shares shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring those shares and to hold those shares on behalf of the Corporation.

(3)           Redemption of Shares.  Whenever it is deemed by the Board of Directors to be prudent in avoiding (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs in which the Corporation has acquired or plans to acquire an interest) or (b) the endangerment of the tax status of one or more REMICs in which the Corporation has acquired or plans to acquire an interest, the Corporation may redeem shares of its capital stock.  Any such redemption shall be conducted in accordance with the procedures set forth in Section (6) of Article VI.

(4)           Application of Article.  Nothing contained in this Article or in any other provision hereof shall limit the authority of the Board of Directors to take any and all other action as it in its sole discretion deems necessary or advisable to protect the Corporation or the interests of its shareholders by avoiding (a) the direct or indirect imposition of a penalty tax on the Corporation (including the imposition of an entity-level tax on one or more REMICs in which the Corporation has acquired or plans to acquire an interest) or (b) the endangerment of the tax status of one or more REMICs in which the Corporation has acquired or plans to acquire an interest.

(5)           Severability.  If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of that court.

VIII.           AMENDMENTS.

Except as otherwise required by the Virginia Stock Corporation Act, by these Articles of Incorporation, or by the board of directors acting pursuant to Subsection C of Section 13.1-707 of the Virginia Stock Corporation Act, or any successor provision, the vote required to approve an amendment or restatement of these Articles of Incorporation, other than an amendment or restatement that amends or affects (1) the shareholder vote required by the Virginia Stock Corporation Act to approve a merger, share exchange, sale of all or substantially all of the corporations assets or the dissolution of the corporation or (ii) Article VI of these Articles of Incorporation, shall be a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment.